Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

This agreement and general release (hereinafter referred to as “Agreement”) is made and entered into by and between Peter D. Whitford (hereinafter referred to as “Executive”) and The Wet Seal, Inc. (the “Company”) as of November 4, 2004.

WITNESSETH:

WHEREAS, Executive and Company mutually desire to terminate Executive’s employment with the Company, including but not limited to employment pursuant to a certain employment agreement dated as of May 28, 2003 (“Employment Agreement”); and

WHEREAS, Executive and Company also desire that those provisions of the Employment Agreement and any other agreement between Company and Executive that expressly survive its expiration or earlier termination, remain in effect, including (without limitation) the indemnification provisions of paragraph 14 of the Employment Agreement, all provisions of the Director’s Indemnification Agreement, dated 2004 (“Indemnification Agreement”), and Executive’s rights and benefits under Company’s Directors and Officers insurance policy (“D and O Policy”); and

WHEREAS, Executive and Company further desire to settle fully and finally all differences between them, including, but in no way limited to, any difference arising out of Executive’s employment with Company and the termination thereof;

NOW, therefore, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. Executive represents, understands and agrees that Executive’s employment with Company will terminate as of November 4, 2004 (the “Termination Date”).

2. Executive shall resign as Chairman and a Member of the Company’s Board of Directors, effective November 4, 2004.

3. (a) Commencing on November 5, 2004, Company shall make equal bi-weekly payments to Executive in the amount of $29,807, less applicable deductions, until the earlier of January 31, 2005 or closing of the S.A.C. Capital refinancing transaction (hereafter referred to as the “Lump Sum Payment Date”).

(b) On the Lump Sum Payment Date, Company shall make a payment to Executive of $1,585,000, less the total gross amount of bi-weekly payments made under subparagraph 3(a) above and less applicable deductions, which represents a total of two years compensation under subparagraphs 3(a) and (b).

(c) Company shall promptly pay Executive compensation for all unused vacation time pursuant to Company policy and as required by applicable law.

(d) On or before the Lump Sum Payment Date, Company shall make a payment to Executive in an amount equal to the cost of Executive’s continued healthcare coverage, including medical, dental and vision care (COBRA) for eighteen months following the Termination Date.

(e) On the Lump Sum Payment Date, Company shall make a lump sum payment to Executive of $509,400, less applicable deductions, which amount represents the cost of three annual contributions to Executive’s Supplemental Executive Retirement Plan.

(f) Executive’s existing and unexercised stock options shall lapse in accordance with the terms. On or before December 1, 2004, Company shall grant Executive 300,000 options at an exercise price of $1.75 and 200,000 options at an exercise price of $2.00, which options shall be exercisable until June 1, 2006.

(g) The payments and commitments called for herein shall be in lieu of and in full and final discharge of any obligations to Executive for compensation, severance payments, or any other expectations of payment, remuneration, continued coverage of any nature or benefit on the part of Executive arising out of or in connection with the Employment Agreement.

(h) Executive will continue to be entitled to all rights and benefits which he may have under Company’s 401(k) plan.

(i) As further consideration for the promises and commitments herein, on the Lump Sum Payment Date, Company shall pay Executive $50,000, less applicable deductions, which amount represents the cost of providing Executive with outplacement services.

4. Executive understands and agrees that as of the Termination Date, Executive is no longer authorized to incur any expenses or obligations or liabilities on behalf of Company.

5. Company confirms that on or prior to the Termination Date, Executive shall have turned over to Company all files, memoranda, records, credit cards and other documents and physical or personal property that Executive received from Company or that Executive generated in connection with his employment by Company and that or the property of Company.

6. Company shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, “Claims”) directly or indirectly arising out of or related to Executive’s discharging Executive’s duties on behalf of Company and/or its respective subsidiaries and affiliates to the fullest extent permitted by law. Executive’s rights to indemnification and advancement of costs shall remain in full force and effect. Company also agrees to maintain in full force and effect, until the expiration of all applicable statutes of limitation, Executive’s coverage, rights and benefits under Company’s D and O Policy, and to purchase comparable coverage if such policy should expire. Company shall provide, at Company’s expense, counsel of Executive’s choice for his defense in any action or proceeding in which Claims are asserted against Executive, including (without limitation) all currently pending actions in which Executive is named a defendant. Executive shall be entitled to retain copies of all Company files and records necessary to the defense of Claims.

7. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of the law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

8. Executive represents and agrees (a) that Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that Executive is voluntarily entering into this Agreement.

9. As a material inducement to Company to enter into this Agreement, excluding the covenants, promises and rights reserved herein, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Company and each of Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restriction on Company’s right to terminate Executives, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VIl of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended and the California Fair Employment and Housing Act (“Claim” or “Claims”), that Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up to the date of Employee’s execution hereof.

10. Excluding the covenants, promises and rights reserved herein, the Company hereby releases Executive, and Executive’s heirs, assigns, legal representatives, successors in interest, and agents (“Executive Releasees”) from any and all claims, demands or liabilities whatsoever based on any act or omission occurring before Company’s signing of this Agreement that Company now has, or has ever had, or ever will have, against Executive, and/or his estate, heirs and successors, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Company’s execution hereof, and that directly or indirectly arise out of, relate to, are connected with, occasioned by, involve any information obtained in connection with or as a result of, or have any nexus of any nature whatsoever with Executive’s services to, or employment by Company.

11. Executive and Company expressly waive and relinquish all rights and benefits afforded by California Civil Code Section 1542 and do so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of Executive Releasees and the Releasees, Executive and Company expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims that each releasing party does not know or suspect to exist in the party’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

12. Executive understands that Executive has been given a period of 21 days to review and consider this Agreement before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. Executive further understands that Executive may use as much of this 21-day period as Executive wishes prior to signing.

13. Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. If Executive revokes the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, Company shall have no obligations to Executive under Paragraph 2 hereof, and this Agreement shall have no further force and effect.

14. Executive represents and acknowledges that in executing this Agreement, Executive does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

15. This Agreement shall not in any way be construed as an admission by and of the Releasees that it has acted wrongfully with respect to Executive or any person, or that Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to or wrongful acts against Executive or any other person, on the part of itself, its employees, or its or their agents. Executive represents that Executive has not filed any complaints or charges or lawsuits of any kind whatsoever against any of the Releasees with any governmental agency or any court and further represents and agrees that Executive will not do so at any time hereafter with regard to any matter related to or arising out of Executive’s employment with Company (or with any of the Releasees, as applicable) or with the termination thereof; provided, however, that this shall not limit Executive from filing a lawsuit for the sole purpose of enforcing Executive’s rights under this Agreement.

16. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understanding between the parties hereto pertaining to the subject matter hereof (except for those provisions of the Employment Agreement that expressly survive the expiration or earlier termination of said Employment Agreement); and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ PETER D. WHITFORD
PETER D. WHITFORD
November 4, 2004

The Wet Seal, Inc.

By:	/s/ Joseph Deckop
Title:	EVP

November 4, 2004

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